Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 8, 2015

Board of Directors
Brixmor Property Group Inc.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:
We are acting as counsel to Brixmor Property Group Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to $400,000,000 in aggregate value of the Company’s shares of common stock, par value $0.01 per share (the “Shares”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreements, dated June 8, 2015, among the Company, Brixmor Operating Partnership LP, (the “Operating Partnership”) and each of RBC Capital Markets, LLC, Jefferies LLC, SunTrust Robinson Humphrey, Inc., Mitsubishi UFJ Securities (USA), Inc., BNY Mellon Capital Markets, LLC and Scotia Capital (USA) Inc., respectively (the “Agreements”), and as described in the prospectus supplement dated June 8, 2015 (the “Prospectus Supplement”) and the accompanying prospectus dated January 13, 2015 (together with Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-201464) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Incorporation. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Operating Partnership of the Agreements, (ii) authorization by the Company’s Board of Directors, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Agreements, (iii) authorization by a duly authorized executive officer, designated by the pricing committee to approve instruction notices under the Agreements, of the terms of the instructions to an Agent, consistent with the foregoing, pursuant to which the Shares may be sold pursuant to the Agreements, (iv) issuance of the Shares pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the applicable instruction notice and (v) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such applicable instruction notice, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP